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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

        We consent to the use in this Registration Statement of Dayton Superior Corporation and Subsidiaries on Form S-4 of our report dated February 14, 2003, except for Note 9, as to which the date of our report is May 20, 2003, and except for Note 15, as to which the date of our report is July 14, 2003 relating to the consolidated financial statements of Dayton Superior Corporation and Subsidiaries as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in the method of accounting for goodwill and other intangible assets, effective January 1, 2002 and (ii) the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP Dayton, Ohio
July 14, 2003

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INDEPENDENT AUDITORS' CONSENT